Exhibit 21

Subsidiaries of Pixelworks, Inc.

Equator Technologies, Inc. - a Delaware corporation
Pixelworks Japan Inc. - a Japan company
Pixelworks Semiconductor Technology (Shanghai) Co. Ltd. - a China company
Pixelworks Semiconductor Technology (Taiwan) Inc. - a Taiwan company
ViXS Systems Inc. dba Pixelworks Canada (Canada) - a Canadian company
ViXS Systems Hong Kong Ltd. (Hong Kong) - a Hong Kong company
ViXS Systems Japan KK (Japan) - a Japan company
ViXS USA, Inc. - a Delaware corporation
ViXS Systems Inc., Taiwan Branch (Taiwan) - a Taiwan company